UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  September 8, 2010

Date of earliest event reported:  September 1, 2010
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CAMAC ENERGY INC.
(Exact name of registrant as specified in its charter)

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Delaware
(State or other jurisdiction of incorporation)

001-34525	30-0349798
(Commission File Number)	(IRS Employer Identification Number)

250 East Hartsdale Ave., Hartsdale, New York 10530
(Address of principal executive offices)

(914) 472-6070
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of     Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2010, CAMAC Energy Inc. (the “Company”) and Mr. Abiola Lawal, the Company’s Executive Vice President and Chief Financial Officer, entered into an Employment Offer Letter (the “Lawal Employment Agreement”) pursuant to which Mr. Lawal became a full-time employee of the Company.  The Company previously announced Mr. Lawal’s appointment as Interim Chief Financial Officer in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 21, 2010, and Mr. Lawal’s appointment as Executive Vice President and Chief Financial Officer in its Current Report on Form 8-K filed with the SEC on July 29, 2010.  Prior to becoming a full-time employee of the Company, Mr. Lawal  served as Executive Vice President and Chief Financial Officer of the Company on a full-time basis pursuant to a secondment from CAMAC International Corporation (“CIC”) (the “Secondment”), which Secondment ended effective September 1, 2010 upon the commencement of Mr. Lawal’s employment with the Company.

Pursuant to the Lawal Employment Agreement, Mr. Lawal receives an annual base salary of $315,000 and received a one-time cash promotion bonus of $50,000.  In addition, Mr. Lawal is eligible for a discretionary cash performance bonus each year targeted at between 25% to 50% of his then-current annual base salary, as well as additional equity grants, in the discretion of the Company’s Board of Directors.  In addition, in the event the Company terminates Mr. Lawal’s employment without Cause or Mr. Lawal resigns for Good Reason (each as defined in the Lawal Employment Agreement), the Company is obligated to continue paying to Mr. Lawal his base salary and benefits for a period for 12 months following such termination.

Other than the Lawal Employment Agreement described herein, there are no arrangements or understandings between Mr. Lawal and any other persons pursuant to which he was selected as an officer of the Company and there are no transactions between the Company and Mr. Lawal that would require disclosure under Item 404(a) of Regulation S-K.  Mr. Lawal has no familial relationship with the Company’s Chairman, Dr. Kase Lukman Lawal.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 8, 2010

CAMAC Energy Inc.

By: /s/ Abiola L. Lawal

       Abiola L. Lawal

       Chief Financial Officer